Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2010, with respect to the consolidated financial statements included in the Annual Report of OMNI Energy Services Corp. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of OMNI Energy Services Corp. on Forms S-8 (No. 333-160462, effective July 7, 2009; File No. 333-126679, effective July 18, 2005; File No. 333-110198, effective November 3, 2003; File No. 333-35816, effective April 27, 2000; File No. 333-80973, effective June 18, 1999 and File No. 333-49409, effective April 3, 1998) and Form S-3 (File No. 333-131696, effective March 13, 2009).

/s/ GRANT THORNTON LLP

Houston, Texas

March 31, 2010